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                                                                   EXHIBIT 10.30

                        SETTLEMENT AND LICENSE AGREEMENT

                                     BETWEEN

            OVION, INC., WILLIAM S. TREMULIS AND JEFFREY P. CALLISTER

                                       AND

                                 CONCEPTUS, INC.

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                        SETTLEMENT AND LICENSE AGREEMENT

                  THIS AGREEMENT is made as of the Effective Date (as defined below) by and between Ovion, Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 770 Menlo Avenue, Menlo Park, California 94025 ("OVION"), William S. Tremulis, an individual ("TREMULIS"), Jeffrey P. Callister, an individual ("CALLISTER"), on the one part, and Conceptus, Inc., a corporation organized and existing under the laws of Delaware, having its principal place of business at 1051 Howard Avenue, San Carlos, California 94070 ("CONCEPTUS"), on the other part (OVION, TREMULIS, CALLISTER and CONCEPTUS collectively referred to as the "Parties").

                                   WITNESSETH

                  WHEREAS, OVION is the assignee of the OVION Patents, with the right to grant licenses under the OVION Patents;

                  WHEREAS, CONCEPTUS wishes to obtain a license to the OVION Patents, and OVION is willing to grant such a license to CONCEPTUS, subject to the terms and conditions set forth herein;

                  WHEREAS, OVION, TREMULIS AND CALLISTER and CONCEPTUS, have agreed to settle the litigation between the Parties, Civil Action Nos. 02-1968
(MHP) and 02-3884 (MHP), in the United States District Court for the Northern District of California (the "Litigation"), based on the terms herein; and

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

I.       DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings set forth below:

                  "Change of Control" shall mean the closing of a transaction or series of related transactions in which (i) OVION consolidates or merges with any other corporation or business entity, after which the holders of OVION's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock or other equity interests representing a majority of the voting power of the surviving corporation or business entity or its respective parent, (ii) any of the OVION Patent Claims or all or substantially all of the assets of OVION are sold, licensed, assigned or encumbered or (iii) OVION issues stock in excess of 50% of its outstanding voting power immediately prior to such issuance or stockholders of

                                                                               2

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OVION sell, assign or otherwise transfer more than 50% of the outstanding capital stock of OVION to a third party or group of related parties.

                  "Effective Date" of this Agreement is the date referenced in
Section 6.2.

                  "Licensed Field" means the field of permanent female sterilization.

                  "Licensed Products And Methods" means the Essure System as currently marketed by CONCEPTUS as of October 22, 2003, as described in the documents attached as Exhibit B and incorporated herein by reference, and methods of using the Essure System and all future Reasonable Modifications thereto.

                  "Net Sales" means the gross amount of any and all sums, payments, credits or other compensation received by CONCEPTUS or any of its Subsidiaries for any use, sale, distribution or transfer of any Royalty-bearing Product reduced by any actual out-of-pocket shipping and distribution costs, custom duties or excise, sales or use taxes and any cash, credit refund, or discount provided by CONCEPTUS for any returned or damaged Royalty-bearing Product. If a sale is made to a Subsidiary of CONCEPTUS the royalty on Net Sales shall be based upon the first sale by CONCEPTUS or its Subsidiaries to an entity other than CONCEPTUS or its Subsidiaries.

                  "OVION Patent Claims" means (1) the claims of U.S. Patent Nos. 6,432,116 and 6,096,052 and (2) any and all related patent claims, including patent claims which arise from reissues, reexaminations, continuations, continuations-in-part, divisions, continuing prosecution applications, and requests for continuing examination of U.S. Patent Application Nos. 08/770,123, 09/112,085, 09/468,749, and any and all foreign counterparts, but excluding any claims covering inventions not conceived as of October 22, 2003.

                  "Reasonable Modifications" means changes to Licensed Products and Methods primarily to improve manufacturability and/or reduce cost such as changes in size, proportions, relative diameters, materials and lengths. Furthermore, for the Essure Permanent Female Sterilization Micro-insert, Reasonable Modifications must have at least the following design characteristics: (1) an expandable outer coil, (2) an inner coil, and (3) tissue growth material made of mesh, fibers or tape. Reasonable Modifications specifically exclude using the Essure System as a carrier of drugs, chemical agents or other active eluting agents, other than copper.

                  "Royalty-bearing Products and Methods" means Licensed Products and Methods, the manufacture, practice, use, offer for sale or sale of which falls within the scope of any valid and enforceable OVION Patent Claim (in the country of its manufacture, use or sale). Sections 3.3 and 3.4 shall apply to this provision.

                  "Subsidiaries" means any corporation, company or other business entity in which more than fifty percent (50%) of whose outstanding shares or stock (representing the right to vote in general meetings or for the election of directors or other managing

                                                                               3

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authority) are, on the date this Agreement is executed or thereafter, owned or controlled, directly or indirectly, by CONCEPTUS, provided that a corporation, company or other business entity shall be deemed to be a Subsidiary for the purposes of this Agreement only so long as such ownership or control exists.

                  "Transfer" shall mean any sale, assignment, encumbrance, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer transaction or disposition of any kind that will result in a Change of Control.

         1.2 Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "whereby" and derivative or similar words refer to this entire Agreement; and (iv) the term "Article" refers to the specified Article of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise specified.

II.      GRANT OF SOLE LICENSE

         2.1 Grant of Sole License. OVION hereby grants to CONCEPTUS and its Subsidiaries and CONCEPTUS hereby accepts, a sole, worldwide license (without right to sublicense) in the Licensed Field to make, have made, import, export, use, offer to sell, sell, distribute (directly or indirectly), consign and market any Licensed Product and Method under the OVION Patent Claims. OVION has not and will not grant further licenses in the Licensed Field for the OVION Patent Claims. OVION retains all rights to practice the subject matter of OVION Patent Claims and retains all other substantial rights related to the OVION Patent Claims. Notwithstanding the foregoing, nothing in this Section or Agreement shall be construed as granting OVION any rights or license (implied or expressed) to any CONCEPTUS intellectual property, including but not limited to patents and patent applications.

III.     CONCEPTUS PAYMENTS

                  In consideration of all terms and conditions of this Agreement, CONCEPTUS shall pay OVION the following:

         3.1 Pre-Paid Royalty. On or before ten (10) days after the Effective Date, CONCEPTUS shall make a non-refundable payment to OVION of two million dollars (U.S. $2,000,000), which shall be applied against royalties, if any, that may ever become due under Section 3.3 below.

         3.2 Guaranteed Payment. (a) On or before January 31, 2004, CONCEPTUS shall issue to OVION a non-refundable payment of one million dollars worth of unrestricted, freely tradable CONCEPTUS common stock as provided in Securities and Exchange Commission Staff Legal Bulletin Number 3 dated October 20, 1999 and subject to the Court's approval referenced in Section 6.2, with the precise number of

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shares being determined using the average closing price of the stock per the
Wall Street Journal over the ten (10) trading days preceding the day it is issued to OVION and (b) on or before April 30, 2004 CONCEPTUS shall issue to OVION a non-refundable payment of an additional one million dollars worth of unrestricted, freely tradable (as provided in (a) above) CONCEPTUS common stock, with the precise number of shares being determined using the average closing price of the stock per the Wall Street Journal over the ten (10) trading days preceding the day it is issued to OVION. The share certificates representing the foregoing shares shall be delivered to OVION as soon as reasonably practical but in any event within 5 business days after their respective issuance date.

         3.3 Running Royalty. CONCEPTUS shall pay OVION a royalty on Net Sales for the 10-year period consisting of October 1, 2003 to September 30, 2013 as follows:

Cumulative Net Sales                    Rate
--------------------                    ----
0 - $75,000,000                            0%
Over $75,000,000                        3.25%

The royalty shall be fully paid up after September 30, 2013.

         3.4 Royalty Coverage. Solely for purposes of determining royalties under this Agreement including the determination of whether royalties are due in an action for relief under and pursuant to this Agreement and for no other purpose, CONCEPTUS agrees that the Asserted Claims of U.S. Patent No. 6,432,116 (claims 13-15, 25, 30, 31, 34, 35, 41-44, and 46) cover the Licensed Products and Methods. CONCEPTUS shall have no obligation to pay royalties during any time period when no valid, enforceable OVION Patent Claim, including but not limited to the Asserted Claims of U.S. Patent No. 6,432,116, covers the Licensed Products or Methods. Each issued OVION Patent Claim shall be presumed valid and enforceable unless or until such claim is held invalid or unenforceable by a final, non-appealable determination. No refund shall apply to royalties due prior to such a final determination.

         3.5 Reporting. Starting with the first quarter of 2004, CONCEPTUS shall deliver to OVION a royalty report identifying the products upon which royalties are being paid and setting forth total Net Sales for all royalty-bearing sales provided by this Agreement and continuing quarterly thereafter for the remainder of the time period set forth in Section 3.3. Each royalty report shall be delivered on or about the same day as CONCEPTUS files its Form 10Q or Form 10K with the Securities and Exchange Commission and shall be accompanied by the royalty payment, if any, then due in accordance with such report. Royalties on sales occurring outside the United States shall be converted to United States dollars consistent with Generally Accepted Accounting Principles.

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         3.6      Records. CONCEPTUS and its responsible Subsidiaries shall keep true and accurate books and records with respect to sales under this Agreement in accordance with customary accounting principles and in a manner consistent with the accounting methods employed throughout its business. Further, OVION shall have the right to engage an independent auditor or certified public accounting firm to review the relevant books and records of CONCEPTUS and its responsible Subsidiaries during normal business hours on reasonable notice once each anniversary year to determine the accuracy of royalty reports and payments provided for herein. CONCEPTUS and its responsible Subsidiaries shall cooperate with the independent auditor or certified public accounting firm to provide an accurate opinion, consistent with generally accepted accounting principles, concerning the accuracy of royalty reports and payments submitted to OVION. If the OVION audit concludes that the subject royalty payment due exceeds by ten (10%) percent the actual royalty paid, then CONCEPTUS shall pay the reasonable fees and expenses of OVION's independent auditors or certified public accounting firm.

         3.7 Purposes of Payments. The payments and royalty rates set forth in this Agreement are in settlement for the Litigation.

IV.      MUTUAL RELEASES

         4.1 By OVION, TREMULIS and CALLISTER. Except as to such rights or claims as may be created by this Agreement, OVION, TREMULIS and/or CALLISTER, each on their own behalf, and each on behalf of their predecessors, successors, assignees, agents, principals, partners, servants, directors, officers, affiliates, shareholders, employees and other representatives (including consultants, attorneys and accountants), and any trusts, trustees and beneficiaries of trusts in which their representatives individually or collectively hold or have held any interest and anyone claiming by or through their representatives, in each case past and present, do hereby fully and forever release CONCEPTUS and each of its predecessors, successors, assignees, agents, principals, partners, servants, directors, officers, affiliates, shareholders, employees and other representatives (including consultants, attorneys and accountants), and any trusts, trustees and beneficiaries of trusts in which their representatives individually or collectively hold or have held any interest and anyone claiming by or through their representatives, in each case past and present, from any and all claims, debts, liabilities, demands, obligations, guarantees, costs, expenses, attorneys' fees, damages, or causes of action of whatever kind or nature, whether known or unknown, arising out of, or relating in any way to, claims made by, or which could have been made by OVION, TREMULIS and/or CALLISTER, including, but not limited to, the claims asserted in the Litigation, and any other claims under federal or state law that could have been brought by OVION, TREMULIS and/or CALLISTER against CONCEPTUS or any other person and/or entity released by this paragraph arising out of or in any way connected with the Litigation or which could have been asserted in the Litigation ("OVION Released Claims"). It is the intention of OVION, TREMULIS and/or CALLISTER in executing this Agreement that this Agreement shall be deemed effective as a full and final accord and satisfaction and release.

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         4.2      By CONCEPTUS. Except as to such rights or claims as may be created by this Agreement, CONCEPTUS, on its own behalf, and on behalf of its predecessors, successors, assignees, agents, principals, partners, servants, directors, officers, affiliates, shareholders, employees and other representatives (including consultants, attorneys and accountants), and any trusts, trustees and beneficiaries of trusts in which their representatives individually or collectively hold or have held any interest and anyone claiming by or through their representatives, in each case past and present, do hereby fully and forever release OVION, TREMULIS and/or CALLISTER and each of their predecessors, successors, assignees, agents, principals, partners, servants, directors, officers, affiliates, shareholders, employees and other representatives (including consultants, attorneys and accountants), and any trusts, trustees and beneficiaries of trusts in which their representatives individually or collectively hold or have held any interest and anyone claiming by or through their representative, in each case past and present, from any and all claims, debts, liabilities, demands, obligations, guarantees, costs, expenses, attorneys' fees, damages, or causes of action of whatever kind or nature, whether known or unknown, arising out of, or relating in any way to, claims made by, or which could have been made by CONCEPTUS, including, but not limited to, the claims asserted in the Litigation, and any other claims under federal or state law that could have been brought by CONCEPTUS against OVION, TREMULIS and/or CALLISTER or any other person and/or entity released by this paragraph arising out of or in any way connected with the Litigation or which could have been asserted in the Litigation ("CONCEPTUS Released Claims"). It is the intention of CONCEPTUS in executing this Agreement that this Agreement shall be deemed effective as a full and final accord and satisfaction and release.

                    WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542

         4.3 It is the desire of the Parties to fully, finally, and forever settle, compromise, and discharge any and all disputes and claims between them arising from or relating to each and every cause of action and theory of liability in the Litigation. Accordingly, OVION, TREMULIS and CALLISTER and CONCEPTUS each waive all rights and benefits afforded by Section 1542 of the Civil Code of the State of California as to unknown claims arising from or relating to each and every of the claims, causes of action or theories of liability in the Litigation, and do so understanding the significance of that waiver. Section 1542 provides:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                                                                               7

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V.       ADDITIONAL OBLIGATIONS

         5.1      Obligations of OVION, TREMULIS and CALLISTER

                  (a) Covenant Not To Sue. Except for actions for relief under this Agreement, OVION, TREMULIS and CALLISTER on behalf of themselves and the other releasing parties referenced in Section 4.1 covenant that they will not sue or assert in any way, in or out of a domestic or foreign legal, equitable or administrative proceeding any claim or cause of action against CONCEPTUS and/or its Subsidiaries, the parties released in Section 4.1 and their respective direct or indirect distributors and customers in the future with respect to Licensed Products and Methods in the Licensed Field; provided however, that this Section 5.1(a) shall not apply to (i) patent infringement of patent claims of OVION, TREMULIS, or CALLISTER for inventions not conceived as of October 22, 2003 and (ii) tortious acts of CONCEPTUS which first occurred after October 22, 2003.

         (b)      Right of First Refusal.

                  (i) If any of OVION, TREMULIS, CALLISTER, and/or any holder of any equity interest in OVION (any of the foregoing, an "Offeror") propose to make a Transfer, then such Offeror shall promptly give written notice (the "Transfer Notice") to CONCEPTUS at least 45 days prior to the closing of such Transfer. The Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the property to be transferred (the "Offered Interest"), the nature of such Transfer, the consideration to be paid for the Offered Interest and the name and address of each prospective purchaser or transferee.

                  (ii) For 30 days following the date of such Transfer Notice or such longer period as is necessary to resolve any disputes pursuant to
Section 5.1(b)(vi) (the "ROFR Period"), CONCEPTUS shall have the option to purchase all of the Offered Interest specified in the Transfer Notice at the price and upon the terms set forth in the Transfer Notice (subject to any adjustments to the price pursuant to Section 5.1(b)(vi)). In the event CONCEPTUS elects to purchase the Offered Interest, it shall give written notice (the "Election Notice") to the Offeror of its election prior to the end of the ROFR Period and settlement for said Offered Interest shall be made as provided below in Section 5.1(b)(iii). Failure of CONCEPTUS to provide the Election Notice prior to the end of the ROFR Period shall constitute a waiver by CONCEPTUS of its option to purchase the Offered Interest specified in the Transfer Notice.

                  (iii) In the event CONCEPTUS elect(s) to acquire the Offered Interest as specified in the Transfer Notice, settlement thereof shall be made either in cash or shares of freely tradable common stock of CONCEPTUS (other than the effects of Rule 145 of the Securities Act of 1933, if applicable), or a combination of the foregoing, in each case at the election of CONCEPTUS, within 15 days following the end of the ROFR Period.

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                  (iv)     The exercise or non-exercise of the rights of
CONCEPTUS hereunder to participate in one or more Transfers made by any Offeror shall not adversely affect CONCEPTUS' rights to participate in subsequent Transfers by any Offeror pursuant to this Section 5.1(b).

                  (v) If the right of first refusal set forth in Section 5.1(b) is not exercised in full by CONCEPTUS, the Offeror may, not later than 30 days following the end of the ROFR Period and subject to the provisions of this
Section 5.1(b), enter into an agreement providing for the closing of the Transfer of the Offered Interest covered by the Transfer Notice within 30 days of such agreement on terms and conditions not materially more favorable to the transferee(s) than those described in the Transfer Notice (as adjusted pursuant to Section 5.1(b)(vi)). Any proposed Transfer on terms and conditions materially more favorable to the transferee(s) than those described in the Transfer Notice (as adjusted pursuant to Section 5.1(b)(vi)) as well as any subsequent proposed Transfer by any Offeror, shall again be subject to the right of first refusal of CONCEPTUS and shall require compliance by the Offerors with the procedures described in this Section 5.1(b)

                  (vi) If the Transfer of the Offered Interest is to be settled with property other than cash or securities traded on a national securities exchange or NASDAQ, at any time during the ROFR Period, CONCEPTUS may object to the valuation of the Offered Interest as set forth in the Transfer Notice by delivering to the Offeror a notice (a "Notice of Disagreement") containing the basis for such objection together with such additional information as shall be reasonably necessary to resolve such disagreement. CONCEPTUS and the Offeror shall use commercially reasonable efforts to resolve all matters raised in the Notice of Disagreement within 15 days of the date of the Notice of Disagreement. If, at the end of such period, CONCEPTUS and the Offeror are unable to resolve such disagreements, CONCEPTUS and the Offeror shall jointly select an independent third-party appraiser or valuation consultant (the "Appraiser") of recognized national standing to resolve any remaining disagreements. The determination by the Appraiser of the value of the Offered Interest shall be final, binding and conclusive on the parties for purposes of the determination of consideration to be paid for such Offered Interest. CONCEPTUS and the Offeror shall use their commercially reasonable efforts to cause the Appraiser to make its determination within 30 calendar days of accepting its selection. The fees and expenses of the Appraiser shall be borne by OVION and CONCEPTUS equally.

                  (vii) The provisions of this Section 5.1(b) shall have no applicability to any Transfer agreements that are entered into after September 30, 2006. This Section 5.1 (b) shall not apply to any license or encumbrance of OVION Patent Claims solely outside of the Licensed Field.

         5.2      Obligations of CONCEPTUS

                  (a) CONCEPTUS agrees that it shall not file a lawsuit or request for reexamination seeking to invalidate or render unenforceable or challenging the ownership

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of any of the claims of U.S. Patent Numbers 6,432,116 and 6,096,052 or seeking a finding of non-infringement of the claims of U.S. Patent Numbers 6,432,116 and 6,096,052 with respect to the Licensed Products and Methods. This Section 5.2(a) shall not apply to defenses, claims or counter claims for products or patents outside this Agreement.

                  (b) Notwithstanding Section 5.2 (a), CONCEPTUS will not be precluded from seeking to invalidate or render unenforceable or challenging the ownership of any of the claims of U.S. Patent Numbers 6,432,116 and 6,096,052 or seeking a finding of non-infringement of the claims of U.S. Patent Numbers 6,432,116 and 6,096,052 in any litigation filed against CONCEPTUS or its Subsidiaries, except as provided in Section 5.2 (c) below.

                  (c) In any action for relief under and pursuant to this Agreement, CONCEPTUS will not argue that any of the Asserted Claims, as they currently read, are invalid or unenforceable or not infringed as a defense to the payment of royalties under Section 3.3. Nothing in this Section 5.2 or Agreement shall be construed to diminish the effects of Section 10.1.

                  (d) Nothing in this Agreement shall be construed as preventing CONCEPTUS from provoking or maintaining any interference proceeding.

         5.3 Survival. The obligations of this Article V shall survive and remain in effect notwithstanding the assignment of this Agreement pursuant to
Article XI or the termination of this Agreement for any reason except for a material breach by any Party.

VI.      DISMISSAL OF THE LITIGATION

         6.1 Dismissal of the Litigation. The Parties shall have their counsel execute and submit a Stipulation and Order of Dismissal of the Litigation in the form attached as Exhibit A. Both Parties agree to dismiss the Litigations against each other in their entirety, with prejudice.

         6.2 Court Approval. The Parties agree that, within five business days of the execution of this Agreement, they will file a joint motion with the Court seeking an immediate hearing to approve this Agreement. Each of the Parties agrees to use his or its respective best efforts to obtain the Court's approval of this Agreement after a hearing by the Court, at which each Party has a right to appear, of the terms and conditions of the issuance of the shares of CONCEPTUS common stock referenced in Section 3.2, all in accordance with Section 3(a)(10) of the Securities Act of 1933, as amended ("Section 3(a)(10)"). This Agreement shall be effective on the date that the Court so approves it (the "Effective Date").

         6.3 Effect of Failure to Obtain Court Approval. If the Court does not approve this Agreement as described above (whether by express disapproval by the Court or by failure to approve by November 7, 2003), the Parties shall negotiate in good faith the

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terms required for the Company to issue the shares of CONCEPTUS common stock referenced to Section 3.2 to OVION as a private placement followed by the registration of the Stock for resale on a registration statement(s) on Form S-3.

         6.4 No Admission of Wrongdoing. The Parties agree that entering into this Agreement is not, and shall not be construed as an admission of liability or wrongdoing by any of the Parties hereto.

VII.     TERM OF AGREEMENT

         7.1 Term. Unless sooner terminated as provided herein, this Agreement shall commence as of the Effective Date and shall continue until the earlier of the expiration date of the last-to-expire patent included within the OVION Patents Claims or July 8, 2018.

         7.2      Termination. Notwithstanding any other provisions of this
Agreement:

                  (a) In the event of a material breach of this Agreement by any Party, if such breach is not corrected within thirty (30) days after written notice by the non-breaching Party describing such breach, then the non-breaching Party shall have the right to terminate this Agreement forthwith by notice in writing, other than Sections 3.1 and 3.2.

                  (b) CONCEPTUS may terminate this Agreement to the extent provided by law, upon the institution of voluntary or involuntary proceedings by or against OVION in bankruptcy, insolvency, moratorium, or for a receivership, or for a winding-up or for the dissolution or reorganization of OVION.

                  (c) OVION may terminate this Agreement to the extent provided by law, upon the institution of voluntary or involuntary proceedings by or against CONCEPTUS in bankruptcy, insolvency, moratorium, or for a receivership, or for a winding-up or for the dissolution or reorganization of CONCEPTUS.

VIII.    REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

         8.1 General Representations and Warranties. Each of the Parties to this Agreement, each with respect to himself or itself, represents and warrants to the other as follows:

                  (a) The signatories to this Agreement have full power, right and authority to execute this Agreement on behalf of the Parties hereto, and to enter into releases on behalf of the persons and entities identified herein.

                  (b) No promise, inducement, statement, representation, warranty or agreement not contained in this Agreement has been made to any of the Parties, and each of the Parties has entered into this Agreement without reliance upon any such statement, warranty, promise, agreement or representation of any other Party hereto or any agent for said Party or Parties to this Agreement.

                  (c) The Parties expressly accept and assume the risk that the facts with respect to which this Agreement is executed may be found hereafter to be different from the facts now believed to be true, and acknowledge and agree that this Agreement shall be and remain effective notwithstanding such difference in facts, if any.

                  (d) The Parties have read and understand this Agreement, have sought legal advice regarding the same, and have entered into this Agreement voluntarily and free of duress, undue influence, or coercion.

                  (e) The Parties shall cooperate with respect to the preparation of, and shall execute or deliver, such documents as may be appropriate to effectuate the meaning, intent and purpose of this Agreement.

         8.2 Representation, Warranties and Undertakings of OVION, TREMULIS and CALLISTER. OVION, TREMULIS and CALLISTER hereby represent and warrant the following:

                  (a) OVION is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and in good standing in California, and has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  (b) The execution and delivery by OVION of this Agreement and the performance by OVION of its obligations hereunder have been duly and validly authorized by OVION. This Agreement has been duly and validly executed and delivered by OVION and constitutes a legal, valid and binding obligation of OVION enforceable against OVION in accordance with its terms.

                  (c) OVION is the assignee of the OVION Patent Claims and OVION has the exclusive right to grant licenses under the OVION Patent Claims. OVION has complete, sole and unencumbered title to the OVION Patent Claims. OVION, TREMULIS and CALLISTER have not previously licensed, or encumbered any rights in the OVION Patent Claims.

                  (d) OVION, TREMULIS and CALLISTER have the right to enter into this Agreement and to grant the license under the OVION Patent Claims pursuant to this Agreement. OVION, TREMULIS and CALLISTER are not a party to any other agreement or under any obligation to any third party that would prevent OVION, TREMULIS and CALLISTER from entering into this Agreement or adversely affect the rights granted herein.

                  (e) OVION, TREMULIS and CALLISTER are not a party to any agreement, arrangement or understanding with any third party which prevents OVION,

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TREMULIS and CALLISTER from fulfilling any of their obligations under the terms of this Agreement.

         8.3 Representations, Warranties and Undertakings of CONCEPTUS. CONCEPTUS hereby represents and warrants the following:

                  (a) CONCEPTUS is a corporation validly existing and in good standing under the laws of the State of Delaware and in good standing in California, and has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and to make the warranties and undertake the obligations herein on behalf of itself.

                  (b) The execution and delivery by CONCEPTUS of this Agreement and the performance by CONCEPTUS of its obligations hereunder have been duly and validly authorized by CONCEPTUS. This Agreement has been duly and validly executed and delivered by CONCEPTUS and constitutes a legal, valid and binding obligation of CONCEPTUS enforceable against CONCEPTUS in accordance with its terms.

                  (c) CONCEPTUS has the right to enter into this Agreement. CONCEPTUS is not a party to any other agreement or under any obligation to any third party that would prevent CONCEPTUS from entering into this Agreement or adversely affect the rights granted herein.

                  (d) CONCEPTUS is not a party to any agreement, arrangement or understanding with any third party which prevents CONCEPTUS from fulfilling any of its material obligations under the terms of this Agreement.

         8.4      Indemnity for Breach of Representations, Warranties and
Undertakings.

                  (a) OVION shall indemnify and hold CONCEPTUS harmless from all costs and expenses, including attorneys' fees, resulting from any breach of OVION'S representations and warranties or covenants herein.

                  (b) TREMULIS shall indemnify and hold CONCEPTUS harmless from all costs and expenses, including attorneys' fees, resulting from any breach of TREMULIS'S representations and warranties or covenants herein.

                  (c) CALLISTER shall indemnify and hold CONCEPTUS harmless from all costs and expenses, including attorneys' fees, resulting from any breach of CALLISTER'S representations and warranties or covenants herein.

                  (d) CONCEPTUS shall indemnify and hold OVION, TREMULIS and CALLISTER harmless from all costs and expenses, including attorneys' fees, resulting from any breach of CONCEPTUS' representations and warranties or covenants herein.

                  (e) OVION shall indemnify, defend and hold harmless CONCEPTUS from and against any and all liabilities, damages, losses, costs, or expenses (including reasonable attorneys' fees) resulting from a claim, suit, or other proceeding brought by a third party against CONCEPTUS for infringement of any OVION Patent Claim, in connection with the rights granted to under this Agreement.

IX.      PATENT PROSECUTION

         9.1 Maintenance of Patents. OVION shall have the obligation to maintain all patents included in the OVION Patent Claims, at OVION's expense.

         9.2 Enforcement of Patents. If any patent included in the OVION Patent Claims is infringed by a third party in the Licensed Field, the party to this Agreement first having knowledge of such infringement shall promptly notify the other party in writing. Such notice shall provide details of such infringement and substantially conveying how a OVION Patent Claim covers the accused product or method. OVION shall have the right, but not the obligation, to institute, prosecute or control any action or proceeding with respect to such infringement using counsel of its choice at its expense. CONCEPTUS shall have the right to intervene in such action and to be represented by counsel of its choice at its expense. If OVION fails to bring an action or proceeding within a period of one hundred and twenty (120) days after having notice of infringement by CONCEPTUS, then OVION shall not be entitled to any royalty under Section 3.3 for Net Sales recorded during the period of time that OVION fails to institute and prosecute such an action or proceeding. OVION shall have no obligation to file and prosecute more than one (1) infringement action at any given point in time.

X.       SETTLEMENT OF DISPUTES

         10.1 Arbitration. Any dispute between the parties concerning the construction, interpretation, and effect of this Agreement or any clause herein contained, or the rights and liabilities or damages of the parties hereunder shall be resolved, if necessary, by binding arbitration with a three member arbitration panel (where at least two of members shall have been admitted before the United States Patent and Trademark Office) in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The locale of the arbitration shall be San Mateo County, California. OVION and CONCEPTUS shall share the costs of the arbitration and each party shall pay its own costs and attorneys' fees. In any arbitration under this
Article X or in any judicial proceeding to enforce an arbitration award, CONCEPTUS will not argue that any of the Asserted Claims, as they currently read, are invalid or unenforceable or not infringed as a defense to the payment of any Royalties under Section 3.3. Notwithstanding the foregoing, in any arbitration under this Article X, the arbitration panel shall have the discretion to award to the prevailing party its share of the arbitration costs and its reasonable costs and attorney fees if the panel determines that the non-prevailing party acted in bad faith or that its positions as a whole in the arbitration were taken in bad faith.

XI.      MISCELLANEOUS

         11.1 Miscellaneous. Nothing contained in this Agreement shall be construed as:

                  (a) conferring any right to use in advertising, publicity or otherwise, any trademark, tradename or name, or any contraction, abbreviation or simulation thereof, of either party; or

                  (b) conferring by implication, estoppel or otherwise, upon any party licensed hereunder, any license or other right under any patent except the licenses and rights expressly granted hereunder.

         11.2     Initial Press Releases; Confidentiality Obligation.

                  (a) The Parties agree that OVION and CONCEPTUS may each issue a press release announcing the execution of this Agreement, provided that such press release has been approved by the other Party, which approval shall not be unreasonably withheld or delayed.

                  (b) Each party agrees that, without the prior written consent of the other party or unless required by law, it shall not disclose to any third party the terms of this Agreement or any confidential information regarding the other party or the business of such party which has been made available to it; except that the terms of this agreement may be disclosed to outside legal counsel and independent outside auditors and other outside advisors provided that such outside legal counsel and independent outside auditors and other outside advisors agree to maintain the contents of this Agreement in confidence.

                  (c) Notwithstanding any other provision of this Section 11.2, if a party is required by statute, rule or regulation, including the rules and regulations of the Securities and Exchange Commission, or under force of process of law to disclose information related to this Agreement, such party shall promptly notify the other party. In addition, the terms of this Agreement may be disclosed by a party to any Court(s), mediator(s), arbitrator(s) and to opposing counsel and outside experts in any legal proceeding concerning indemnity, contribution or insurance owed or alleged to be owed to that party for any payments made under this Agreement. The parties agree that such mediator(s), arbitrator(s) and outside experts shall execute an undertaking to keep confidential the terms of this Agreement. Disclosure of the terms of this Agreement in such proceedings shall take place under the terms ordered by the Court.

                  (d) Notwithstanding any other provision of this Section 11.2, either party may disclose the contents of this Agreement to any prospective purchaser of the assets of that party to which this Agreement relates, any investor or potential investor, any creditor or potential creditor, financial consultants, or to any insurance company which may be asked to pay defense costs or to indemnify, provided that each such party agrees to maintain the contents of this Agreement in confidence.

                  (e) The above obligations of confidentiality shall survive expiration or termination of this Agreement.

         11.3 Force Majeure. If for reasons of Force Majeure, as hereinafter defined, any party fails to comply with its obligations hereunder other than the payment of money, such failure shall not constitute breach of contract. For the purpose of this Article, Force Majeure shall mean acts of God; acts, regulations or laws of any government; war; civil commotion; destruction of production facilities or materials; fire, earthquake or storm; labor disturbances; failure of public utilities or common carriers and any other causes beyond the reasonable control of any party.

         11.4 Transfer of Rights with Sale of Business. This Agreement is not transferable or assignable, and no party shall have the power or right to assign, transfer or delegate any of its rights or obligations hereunder, whether by operation of law or otherwise; provided, however, that subject to the Right of First Refusal in Section 5.1(b), either party may assign its rights and delegate its duties in connection with a merger or consolidation with another business entity or in connection with a sale of substantially all of its assets to which this Agreement relates. Any assignment in derogation of the foregoing shall be void. Subject to the foregoing, this Agreement shall be binding upon the Parties' successors and permitted assigns.

         11.5 Exception to the Protective Order. Despite the protective order entered by the Court in the Litigation, outside trial counsel (McAndrews, Held & Malloy Ltd for OVION and Paul Hastings Janofsky & Walker LLP for CONCEPTUS) (a) shall not be prohibited from participating in proceedings in the U.S. Patent and Trademark Office involving the patents or patent applications of OVION or CONCEPTUS and (b) shall be entitled to maintain copies of the pleadings, deposition transcripts and exhibits, document productions and summaries of the same, except that business and financial records and FDA documents of OVION and CONCEPTUS (except those FDA documents which relate to expandability/unexpandability, a listing of which shall be discussed and agreed to by counsel to CONCEPTUS and OVION), shall be destroyed pursuant to the protective order. In addition, despite the protective order, OVION and CONCEPTUS shall use reasonable efforts to agree on which information previously designated as confidential or confidential - attorneys eyes only shall be submitted to the U.S. Patent and Trademark Office as appropriate to satisfy 37 CFR Section 1.56. This process shall involve an initial request for information specifically identified by production bates number to be sent to the U.S. Patent and Trademark Office followed by a response agreeing or not agreeing as to each identified piece of information. The Parties shall cooperate to implement these exceptions to the protective order.

         11.6 Notices. All notices, requests and other communications hereunder must be in writing in the English language and will be deemed to have been duly given only if delivered personally or by facsimile transmission or by mail (first class or air mail in the case of international correspondence, postage prepaid) or by an internationally recognized common carrier's overnight courier to the parties at the following addresses or facsimile numbers:

                           If to OVION:
                           Jeff Jarvela
                           President & CEO
                           OVION, Inc.
                           770 Menlo Ave, Suite 200
                           Menlo Park, CA 94025
                           Tel: 650-566-8466 Fax: 650-566-8321

                           with a copy to:
                           Leland G. Hansen, Esq
                           McAndrews, Held & Malloy, Ltd.
                           500 W. Madison, 34th Floor
                           Chicago, IL 60661
                           Tel: 312-775-7000 Fax: 312-775-7100

                           If to CONCEPTUS:
                           Mark Sieczkarek
                           President & CEO
                           CONCEPTUS, Inc.
                           1051 Howard Ave.
                           San Carlos, CA 94070
                           Tel: 650-628-4795 Fax: 650-628-4748

                           with a copy to:
                           John Benassi, Esq.
                           Paul, Hastings, Janofsky, Walker, LLP
                           3579 Valley Centre Drive
                           San Diego, CA 92130
                           Tel: 858-720-2500 Fax: 858-720-2555

                  All such notices, requests and other communications shall (i) if delivered personally to the address as provided in this Article, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number provided in this Article, be deemed given upon receipt, and
(iii) if delivered by mail or overnight courier in the manner described above to the address provided in this Article, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Article). Any party from time to time may change its address or facsimile number upon written notice to the other party.

         11.7 No Strict Construction. The Parties have participated jointly in a negotiation and drafting of this Agreement. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

         11.8 Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural law of the State of California, without giving effect to the conflicts of law principles thereof. Each Party hereto hereby irrevocably submits to the jurisdiction of the United States District Court for the Northern District of California with respect to any claim arising out of this Agreement.

         11.9 Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof, and this Agreement may be amended supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto which specifically refers to this Agreement. No evidence relating to or arising from the negotiation of this Agreement, including drafts of the Agreement, shall be admitted or considered for purposes of construing or interpreting any provision of this Agreement in any action for relief under this Agreement or in any other action.

         11.10 Waiver. No express or implied waiver by any of the parties to this Agreement of any breach of any term, condition or obligation of this Agreement by any other party shall be construed as a waiver of any subsequent or continuing breach of that term, condition or obligation or of any other term condition or obligation of this Agreement of the same or of a different nature.

         11.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         11.12 Agency. The relationship of the parties under this Agreement is that of independent contractors. No party shall be deemed to be the agent of the other, and no party is authorized to take any action binding upon any other party.

         11.13 Counterparts and Headings. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all together will constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first below written.

OVION, INC.                                        CONCEPTUS, INC.

/s/ William S. Tremulis                            /s/ Mark Sieczkarek
-----------------------                            -----------------------------
Name:                                              Name: Mark Sieczkarek
Title:                                             Title: President and CEO

Date: October 23, 2003                             Date: October 23, 2003

WILLIAM S. TREMULIS (individually)

/s/ William S. Tremulis
-----------------------

JEFFREY P. CALLISTER (individually)

/s/ Jeffrey P. Callister
------------------------

Date: October 23, 2003

                                    EXHIBIT A

                        IN THE UNITED STATES DISTRICT COURT
                       FOR THE NORTHERN DISTRICT OF CALIFORNIA

OVION, INC.                                         )
                                                    )
                  Plaintiff/Counter-defendant,      )
                                                    )
                  v.                                )
                                                    )
                                                    )
CONCEPTUS, INC.,                                    )
                                                    )
                  Defendant/Counter-claimant.       )
_________________________________________________   ) Civil Actions
                                                    ) Nos. 02-3884 (MHP) and
CONCEPTUS, INC.,                                    ) 02-1968 (MHP)
                                                    )
                           Plaintiff,               )
                                                    )
                  v.                                )
                                                    )
                                                    )
OVION, INC., WILLIAM S. TREMULIS,                   )
AND JEFFREY P. CALLISTER                            )
                                                    )
                           Defendants.              )
                                                    )

                  STIPULATION AND [PROPOSED] ORDER OF DISMISSAL

                  1. Pursuant to Rule 41 of the Federal Rules of Civil Procedure, Ovion, Inc. ("OVION"), William S. Tremulis ("TREMULIS"), and Jeffrey
P. Callister ("CALLISTER") on the one hand (collectively "the OVION Parties") and CONCEPTUS Inc. ("CONCEPTUS"), on the other hand, by their undersigned attorneys, stipulate that these actions, including their respective complaints, answers and counterclaims be dismissed, with prejudice.

                  3. This Court shall retain continuing jurisdiction over the parties and the subject matter to enforce the Settlement and License Agreement of October 23, 2003.

                  4. Each party shall bear its own costs, expenses and attorneys' fees of bringing suit.

Dated: November 6, 2003                       Dated: November 6, 2003

/s/ Timothy J. Malloy                         /s/ John M. Benassi
---------------------                         -------------------
Timothy J. Malloy                             John M. Benassi
Leland G. Hansen                              Howard Wisnia
McANDREWS HELD & MALLOY, LTD.                 PAUL, HASTINGS, JANOFSKY &
500 West Madison Street, 34th Flr.            WALKER LLP
Chicago, IL  60661                            3579 Valley Centre Drive
(312) 775-8000                                San Diego, California 92130
                                              (858) 720-2500

Attorneys for OVION, TREMULIS and             Attorneys for
CALLISTER                                     CONCEPTUS

IT IS SO ORDERED.

Dated: November 6, 2003                       /s/ Marilyn Hall Patel
                                              ----------------------
                                              Honorable Marilyn Hall Patel
                                              United States District Court Judge